Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HIGHLANDS BANKSHARES, INC.

ARTICLE I

NAME

The name of the Corporation is Highlands Bankshares, Inc.

ARTICLE II

CAPITAL STOCK

Paragraph A.  The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Number of

Class	Shares	Par Value

Common Stock	40,000,000	$0.625
Preferred Stock	10,000,000	$2.000

Paragraph B.  No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

Paragraph C.  The holders of the Common Stock shall have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia.  The holders of the Common Stock shall have one vote for each share of Common Stock held by them.  Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph D. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE III

INDEMNIFICATION AND LIMITS ON LIABILITY

OF DIRECTORS AND OFFICERS

Paragraph A.  The Corporation shall indemnify any Director or Officer made a Party to a Proceeding (including without limitation any Proceeding by or in the right of the Corporation in which the Director or Officer is adjudged liable to the Corporation) because he or she is or was a Director or Officer of the Corporation against any Liability incurred in the Proceeding to the fullest extent permitted by Virginia law, as it may be amended from time to time.

Paragraph B. The Corporation shall not indemnify a Director or Officer under Paragraph A above (unless authorized or ordered by a court) unless in each specific case a determination pursuant to Virginia law, as it may be amended from time to time, has been made that indemnification is permissible under the circumstances.  The termination of a Proceeding by judgment, order, settlement or conviction is not, of itself, determinative that Director or Officer is not entitled to indemnification under this Article III.

Paragraph C.  Expenses incurred by a Director or Officer in a Proceeding shall be paid by the Corporation in advance of the final disposition of the Proceeding if:

1.	The Director or Officer furnishes the Corporation a written statement of his good faith belief that he or she is entitled to indemnification pursuant to this Article III;

2.

The Director or Officer furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification pursuant to this Article III; and

3.

A determination pursuant to Virginia law, as it may be amended from time to time, is made that the facts then known to those making the determination would not preclude indemnification under this Article III.

The undertaking required by subsection 2 of this Paragraph C shall be an unlimited general obligation of the Director or Officer but need not be secured and may be accepted without reference to his or her financial ability to make repayment.

Paragraph D.  The indemnification provided by this Article III shall not be exclusive of any other rights to which any Director or Officer may be entitled, including without limitation, rights conferred by applicable law and any right under policies of insurance that may be purchased and maintained by the Corporation or others, even as to liabilities against which the Corporation would not have the power to indemnify such Director or Officer under the provisions of this Article III.

Paragraph E.  The Corporation may purchase and maintain at its sole expense insurance, in such amounts and on such terms and conditions as the Board of Directors may deem reasonable, against all liabilities or losses it may sustain in consequence of the indemnification provided for in this Article III.

Paragraph F.  The Board of Directors shall have the power but not the obligation, generally and in specific cases, to indemnify employees and agents of the Corporation to the same extent as provided in this Article III with respect to Directors or Officers.  The Board of Directors is hereby empowered by a majority vote of a quorum of disinterested Directors to contract in advance to indemnify any Director or Officer.  The Board of Directors is further empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to contract in advance to indemnify any person who is not a Director or Officer who was or is a party to any Proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or was serving at the request of the Corporation as Director, Officer, employee or agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, to the same extent as if such person were a Director or Officer.

Paragraph G.  In this Article III:

“Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.  A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.  “Director” includes the estate or personal representative of a director.

“Officer” means an individual who is or was an officer of the Corporation or an individual who is or was serving at the Corporation’s written request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.  An officer is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.  “Officer” includes the estate or personal representative of an officer.  Except as set forth above “Officer” does not include officers of corporations controlled by the Corporation.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including without limitation any excise tax assessed with respect to an employee benefit plan and reasonable Expenses incurred with respect to a Proceeding.

“Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in any Proceeding.

“Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE IV

DIRECTORS

Paragraph A.  Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation.

Paragraph B.  Except as otherwise fixed by any articles of amendment adopted by the Board of Directors pursuant to Paragraph D of Article II relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of shareholders that next follows his election.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE V

BYLAW AMENDMENTS

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation except so far as the  Bylaws of the Corporation adopted by the stockholders shall otherwise provide.  Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.

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